EXHIBIT 10.1

EXECUTION COPY

_______________________________________________________

PURCHASE AGREEMENT

_______________________________________________________

dated as of November 22, 2004

among

Cluett American Corp.,

Consumer Direct Corporation,

Cluett Peabody Holding Corp.,

Phillips-Van Heusen Corporation,

And

Cluett American Group, Inc.

_______________________________________________________

TABLE OF CONTENTS

i

ii

SCHEDULES

Disclosure Schedule

EXHIBITS

Exhibit A - Auro Coexistence Agreement

Exhibit B - Transition Services Agreement

iii

INDEX OF DEFINED TERMS
	$10	Environment	4
Additional Arrow Agreements	21	Environmental Law	4
Affiliate	1	Environmental Matters	34
Agreement	1	Environmental Permit	4
Allocation	35	ERISA	4
Andalusia Property	27	ERISA Affiliate	4
Arrow Intellectual Property	1	Europe	4
Arrow Licenses	19	Excluded Assets	4
Arrow Material Intellectual Property	2	Financing Agreement	5
Assumed Liabilities	2	Forsyth Letters	23
Audit Recoveries	2	Georgia Lease	4
Auro Coexistence Agreement	34	Gold Toe Intellectual Property	4
Beijing JV	2	Governmental Approval	5
Beijing JV Joint Venture Agreement	2	Governmental Authority	5
Benefit Plan	2	Governmental Order	5
Brozman Agreement	7	Guarantees	5
Bureaux Agreement	2	Hazardous Substance	5
Business	2	HSR Act	6
Business Day	3	Included Assets	6
CAC	1	Income Tax	6
Canadian Arrow Intellectual Property	3	Indemnified Party	44
CDC	1	Indemnifying Party	44
Charter Documents	3	Intellectual Property Rights	6
Claim	3	Intercompany Note	6
Claim Notice	44	Law	6
Closing	3	Leased Real Property	7
Closing Date	14	Leyendecker Rights	7
Code	3	Liabilities	7
Companies	1	Listed Marks/ Names	7
Company	1	Losses	43
Confidentiality Agreement	3	Marketing Revenue	7
Contracts	3	Marshall Agent Agreement	34
Control	3	Material Adverse Effect	7
Controlled by	3	Material Contracts	21
Controlled Group Liability	3	Multiemployer Plan	7
CP BV	27	New York Lease	7
CP Canada	26	Notice Period	44
CP Holding	1	Owned Real Property	7
CP&Co	1	Parent	1
CP&Co Shares	1	Party or Parties	10
Days	10	Permitted Encumbrances	7
Deductible	42	Person	8
Disclosure Schedule	3	Post-Closing Tax Period	38
Employees	22	Pre-Closing Tax Period	35
Encumbrance	4	Prepaid Royalties	8

iv

Previously Leased Real Property	8	Sellers' Pro-Rata Share	11
Previously Owned Real Property	8	Severance Repayment	33
Purchase Price	11	Shares	1
Purchaser	1	Specified Arrow Intellectual Property	9
Purchaser Indemnified Parties	41	Specified Goods and Services	28
Purchaser Losses	42	Straddle Period	9
Purchaser's Pro-Rata Share	11	Subordinated Notes Indenture	5
Receivables	8	Subsidiary	9
Release	8	Tax	9
Resources	1	Tax Authority	9
Resources Shares	1	Tax Return	9
Royalties	8	Taxes	9
Sanforized Intellectual Property	8	Termination Date	46
Scheduled Art	8	Transition Services Agreement	34
Scheduled Non-Arrow Art	8	UCC	9
Section 338 Taxes	9	Under common Control with	3
Section 338(h)(10) Elections	35	Venezuelan Licensee	9
Seller Indemnified Parties	43	Warehouse Agreement	6
Sellers	1	Withdrawal Liability	9
Sellers Losses	43

v

PURCHASE AGREEMENT (this "Agreement"), dated as of November 22, 2004 among Cluett American Corp., a Delaware corporation ("CAC"), Consumer Direct Corporation, a Delaware corporation ("CDC"), Cluett Peabody Holding Corp., a Delaware corporation ("CP Holding", and together with CAC and CDC, collectively the "Sellers"), Phillips-Van Heusen Corporation, a Delaware corporation ("Purchaser") and, with respect to Section 10.10 only, Cluett American Group, Inc., a Delaware corporation ("Parent").

W I T N E S S E T H :

WHEREAS, CAC owns 60% and CDC owns 40% of the issued and outstanding shares of common stock, par value $1.00 (the "Resources Shares"), of Cluett Peabody Resources Corporation, a Delaware corporation ("Resources");

WHEREAS, CAC owns 100% of the issued and outstanding shares of common stock, par value $0.01, of CP Holding;

WHEREAS, CP Holding owns 100% of the issued and outstanding shares of common stock, no par value (the "CP&Co Shares" and together with the Resources Shares, the "Shares"), of Cluett Peabody & Co., Inc., a Delaware corporation ("CP&Co" and together with Resources, the "Companies" and each, a "Company"); and

WHEREAS, Sellers intend to sell and transfer all of the Shares to Purchaser, and Purchaser intends to purchase such Shares, all on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein and upon the terms and subject to the conditions set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL

SECTION 1.1. Certain Defined Terms. The capitalized terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings:

"Affiliate" means, with respect to any Person, any other Person that, at the relevant time, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person in question.

"Arrow Intellectual Property" means all Intellectual Property Rights on a worldwide basis, other than the Sanforized Intellectual Property and any Gold Toe Intellectual Property, in each instance owned by the Companies and by CP Canada or any of their respective Subsidiaries, and specifically includes to the extent owned by the Companies, the copyright and trademark rights and any of Sellers' other rights therein in the Scheduled Art and the exclusive

(as to Sellers) right to reproduce same and use reproductions and derivations of the Scheduled Art.

"Arrow Material Intellectual Property" means all Arrow Intellectual Property consisting of the trademark, trade name and brand name (i) "Arrow," either alone or in combination with other elements or designs, (ii) the design of an arrow and (iii) solely with respect to Section 5.2(e), the "A mark" applications and registrations noted with an asterisk in Section 3.10(a)(i) of the Disclosure Schedule, in each instance used by or for the Companies or any of their respective Subsidiaries in connection with the Business.

"Assumed Liabilities" shall have the meaning ascribed thereto in Section 5.2(h) hereof.

"Audit Recoveries" means any Royalties and Marketing Revenue recovered through an audit of licensees of the Companies, except that in no event (whether or not recovered through an audit) shall Royalties and Marketing Revenue for the period beginning October 1, 2004 through and including the end of the quarter in which the Closing Date occurs constitute Audit Recoveries to the extent they (i) constitute guaranteed minimums under the applicable Arrow License, (ii) are owed by Purchaser or (iii) any amounts received in such audit in excess of $10,000 owed by any licensee of the Companies which is found pursuant to an audit to have made an underpayment in excess of $25,000 with respect to such period. The Royalties and Marketing Revenue referred to in clauses (i), (ii) and (iii) above shall in all cases be allocated in accordance with clauses (i) through (vi) of Section 2.2(c)

"Beijing JV" means Beijing Innovative Garment Co. Ltd., a Chinese corporation, the Arrow licensee in China.

"Beijing JV Joint Venture Agreement" means the License Agreement dated January 1, 2004, between CP&Co and the Beijing JV.

"Benefit Plan" means any employee benefit plan, program, policy, practice, or other arrangement, whether or not written, including without limitation any "employee benefit plan" (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

"Bureaux Agreement" means the agreement dated January 1, 2004 between CP&Co and the Bureaux.

"Business" means the business of the Companies and their Subsidiaries principally relating to the design, manufacture, marketing, distribution and sale, of apparel, footwear and certain other products under the "Arrow" brand and other trademarks listed on Schedule 3.10(a)(i), and the licensing of these activities to others, as of the dates identified with respect to each use of the term "Business" in this Agreement, provided that to the extent no such date is identified, from January 1, 2001 up to and including the Closing Date.

"Business Day" means any day except Saturday and Sunday, on which banks and financial markets are open for normal business in New York, New York, U.S.A.

"Canadian Arrow Intellectual Property" means all the Arrow Intellectual Property owned by CP Canada or used by the Companies or any of their respective Subsidiaries in Canada in connection with the Business.

"Charter Documents" means, with respect to any entity, (a) the articles or certificate of incorporation or organization (or the equivalent organizational documents) of that entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, (c) certificates of designation or merger of that entity and (d) any other organizational documents of that entity.

"Claim" means any claim, demand, suit, action, investigation or proceeding seeking monetary damages, equitable relief or other remedy under any theory, including those based on theories of contract, tort, equity, statutory liability, strict liability, infringement, employer liability, premises liability, product liability, negligence, fraud or breach of warranty.

"Closing" means the closing of the transactions contemplated by this Agreement to occur on the Closing Date.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" means the Confidentiality Agreement between Bear, Stearns & Co., Inc (for itself and on behalf of CAC) and Purchaser dated September 11, 2002, as amended by the letter agreement between Bear, Stearns & Co., Inc (for itself and on behalf of CAC) and Purchaser dated July 21, 2004.

"Contracts" means contracts, leases, licenses, indentures, agreements and other commitments, whether oral or written, express or implied.

"Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign Laws.

"Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof, delivered by the Sellers to Purchaser in connection with this Agreement.

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien, charge or other encumbrance.

"Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

"Environmental Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment relating to health and safety (to the extent relating to exposure to Releases of Hazardous Substances), Hazardous Substances, or pollution or protection of the Environment, including, without limitation, all valid requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, Releases or threatened Releases of Hazardous Substances into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

"Environmental Permit" means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

"Europe" means the European Union as of the date hereof.

"Excluded Assets" means all assets of the Companies as of the Closing Date other than the Included Assets.

"Georgia Lease" means the Office Lease dated June 24, 1999 between CMD Realty Investment Fund II, L.P. and CP&Co, as amended prior to the date hereof.

"Gold Toe Intellectual Property" means all Intellectual Property Rights relating to the design, manufacture, marketing, distribution and sale, of apparel, footwear and certain other products under the "Gold Toe" brand name, the "Auro" brand name, and any other brand name owned or used by Gold Toe Brands, Inc. and GAKM Resources Corporation, provided such brand does not include "Arrow," or the design of an arrow, or any other trademark listed in Schedule 3.10(a), and the licensing of these activities to others.

"Governmental Approval" means any permit, license, franchise, approval, consent, waiver, certification, decree, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"Governmental Authority" means any (a) federal, state, local, provincial, municipal, foreign, or other government, (b) governmental or quasi-governmental authority of any nature or (c) other body lawfully exercising any statutory, administrative, judicial, arbitrative, legislative, police, regulatory, or taxing authority or power.

"Governmental Order" means any order, writ, judgment, injunction, decree, determination or award issued by any Governmental Authority.

"Guarantees" means the guarantees and any other obligations of CP&Co and Resources and each of their respective Subsidiaries under (a) the Financing Agreement, dated as of May 6, 2003, by and among CAC, Parent, Cluett American Investment Corp., CP&Co, Gold Toe Brands, Inc., Great American Knitting Mills, Inc., Arrow Factory Stores, Inc., and each Subsidiary thereof signatory thereto, and the Lenders (as defined in the Financing Agreement), Ableco Finance LLC and Congress Financial Corporation, as amended as of the date hereof (the "Financing Agreement"), and (b) the 10 1/8% Senior Subordinated Notes due 2008 of CAC, and the operative documents relating thereto, including the Indenture, dated May 18, 1998, by and among CAC, the Guarantors (as such term is defined therein), and the Bank of New York, as trustee (the "Subordinated Notes Indenture"), in each case together with Encumbrances in respect of the capital stock and assets of CP&Co and Resources and their respective Subsidiaries.

"Hazardous Substance" means any substance or material, whether solid, liquid or gaseous in nature:

(i) the presence of which requires notification, investigation, or remediation under any Environmental Law;

(ii) which is or becomes defined as "toxic", a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present Environmental Laws;

(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such or as dangerous goods by any Governmental Authority;

(iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

(v) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(vi) which contains or emits radioactive particles, waves or materials, including radon gas.

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Included Assets" means (a) the Arrow Intellectual Property, (b) the Arrow Licenses, (c) the Beijing JV, (d) the investment in the Venezuela Licensee, (e) the libraries and archives of historical samples of fabrics, products and advertising of the Companies or any of their respective Subsidiaries and the month-to-month warehouse agreement between CP&Co and Perfect Retention Corporation (the "Warehouse Agreement"), (f) the books, records and files of the Companies and any of their respective Subsidiaries relating to each of the foregoing, (g) the art and other property (including all of the Sellers' rights, if any, therein) listed on Section 1.1(b)(i) of the Disclosure Schedule and (h) all rights under the Brozman Agreement, other than the Leyendecker Rights. In no event shall Included Assets include the Scheduled Art (other than to the extent owned by the Companies, the copyright and trademark rights in the Scheduled Art and the right to reproduce same and use reproductions and derivations of the Scheduled Art and all rights under the Brozman Agreement, other than the Leyendecker Rights), the Scheduled Non-Arrow Art or the Leyendecker Rights.

"Income Tax" means any federal, state, local or foreign Tax determined by reference to net income, including any interest, penalties or additions thereto.

"Intellectual Property Rights" means on a worldwide basis all intellectual property, including but not limited to (a) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web-sites, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all copyright in artwork, fabrics, photographs, advertising and promotional materials and computer software (including CAD software) and all copyright applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information, (d) all inventions and designs (whether patentable or unpatentable), and all patents, patent applications and patent disclosures to the extent they exist, and (e) all rights to pursue, recover and retain damages and costs and attorneys' fees for past, present and future infringement of any of the foregoing, but excluding any intellectual property relating to computer software licenses available under commercially available licenses and any enhancements thereto and the 1997 Windows Trademark Management System licensed from Computer Packages Inc.

"Intercompany Note" means the Intercompany Note, dated March 15, 1990, for $175,000,000 payable by CP&Co to CAC.

"Law" means any statute, law, regulation, ordinance, rule, code, treaty, compact, constitution, principle of common law, permit, authorization or other requirement or rule of law.

"Leased Real Property" means any real property currently leased by any of the Companies.

"Leyendecker Rights" means CP&Co's right of first refusal pursuant to Section 4 of the agreement dated April 27, 2000 between CP&Co and Shep Brozman (the "Brozman Agreement"), and no other rights under such agreement.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

"Listed Marks/Names" means the trademarks or trade names listed on Section 3.10(a)(i) of the Disclosure Schedule.

"Marketing Revenue" means amounts due to the Companies from licensees pursuant to the terms of the Arrow Licenses in respect of the licensees' obligation for marketing expenses.

"Material Adverse Effect" means a material adverse effect on (a) the assets, liabilities, results of operations or the condition (financial or otherwise) of the Business or (b) the Companies, taken together as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change or effect that arises out of or is attributable to (i) any events, circumstances, changes or effects that affect generally the industries in which the Companies operate and that do not disproportionately affect the Companies, (ii) any changes in general economic, securities markets, legal, regulatory or political conditions, (iii) arising from the consummation or anticipation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (iv) any outbreak or escalation of hostilities or war or any act of terrorism or (v) actions taken by Purchaser or its Subsidiaries under the Arrow Licenses to which Purchaser or any Subsidiary of Purchaser is a party.

"Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

"New York Lease" means the Agreement of Lease dated August 6, 1998 between Bonafide Estates, Inc. and CP&Co, as amended.

"Owned Real Property" means any real property currently owned by any of the Companies.

"Permitted Encumbrances" means (a) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics', carriers', workers', repairers', supplier's and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or the Companies, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation) incurred in the ordinary course of business, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (d) all exceptions, restrictions, easements, charges, rights-of- way and other Encumbrances set forth in any state, local or municipal franchise, and (e) such other liens, imperfections in or failure of title, charges, easements, rights-of-way, encroachments, exceptions and restrictions, which, in the case of (a)-(e), do not materially detract from or materially diminish the value of or materially interfere with the operation of the business of the Companies.

"Person" means any corporation, limited liability company, individual, joint stock company, joint venture, partnership, association, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Prepaid Royalties" means, at any time, Royalties paid to and collected by the Companies pursuant to the Arrow Licenses with respect to a fiscal quarter which has not ended at such time.

"Previously Leased Real Property" means any real property previously leased by any of the Companies.

"Previously Owned Real Property" means any real property previously owned by any of the Companies.

"Receivables" means, as of the Closing Date, any and all accounts receivable of the Companies, notes payable to the Companies and other amounts payable to the Companies from third parties (including any amounts due from licensees with respect to periods prior to the Closing Date) whether or not in the ordinary course of business, together with all unpaid financing changes accrued thereon.

"Release" shall have the meaning provided under 42 U.S.C. Section 9601(22).

"Royalties" means any contractual royalties (including any Prepaid Royalties) due to the Companies pursuant to the terms of the Arrow Licenses.

"Sanforized Intellectual Property" means the business of CP&Co principally relating to the provision of technical know- how and the licensing to others of the trademarks as listed on Section 1.1(a) of the Disclosure Schedule and related Intellectual Property Rights used in connection with the manufacturing of 100% cotton and cotton-blend fabrics which conform to a precise standard of shrinkage.

"Scheduled Art" means the art listed on Section 1.1(b)(ii)(A) of the Disclosure Schedule.

"Scheduled Non-Arrow Art" means the art listed on Section 1.1(b)(ii)(B) of the Disclosure Schedule.

"Section 338 Taxes" means any Income Taxes that directly result from the transactions contemplated by this Agreement and that would not have been imposed but for the Section 338(h)(10) Elections, or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Election.

"Specified Arrow Intellectual Property" means all Arrow Intellectual Property, in each instance used by the Companies or any of their respective Subsidiaries and that generated any revenue for the Companies at any time from and after January 1, 2001, other than the Arrow Material Intellectual Property.

"Straddle Period" means any taxable year or period beginning on or before and ending after the Closing Date.

"Subsidiary" means, with respect to any Person, any other Person that, at the relevant time, is, directly or indirectly through one or more intermediaries, Controlled by the Person in question.

"Tax" or "Taxes" means any Income Tax, gross receipts, license, excise, stamp, premium, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other taxes, duties or similar charges of any kind or nature, including any interest, penalties or other additions thereto.

"Tax Authority" shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

"Tax Return" means any return, report, declaration or Claim for refund relating to Taxes, including any exhibit or attachment thereto, and including any amendments thereof.

"UCC" means the Uniform Commercial Code in effect in the State of Delaware.

"Venezuelan Licensee" means Industrias Jatu, S.A.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) references to a "Party" means any party to this Agreement, and to the "Parties" means all of them;

(c) "days" means calendar days unless otherwise indicated;

(d) "$" means United States dollars;

(e) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(f) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case vice versa;

(i) references to a Person are also to its permitted successors and assigns;

(j) the use of "or" is not intended to be exclusive unless expressly indicated otherwise;

(k) the phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement;

(l) the phrase "to the knowledge of Sellers" shall mean the knowledge of the senior executive officers of Parent, the Sellers and its Subsidiaries, including, but not limited to, Joseph Neely, Joseph Rosato, Kathy Wilson and Scott Coleman, after due inquiry;

(m) references in this Agreement to specific Laws (such as the Code, HSR Act and ERISA) or to specific provisions of Laws include all rules and regulations promulgated thereunder; and

(n) any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplement, including by succession of comparable successor statutes.

SECTION 1.3 Headings and Table of Contents. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE

SECTION 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser all of the Shares owned by it, and Purchaser shall purchase from Sellers all of the Shares.

SECTION 2.2. Purchase Price.

(a) Purchase Price. The purchase price owed by Purchaser as consideration for the sale and transfer of the Shares (the "Purchase Price") shall be (i) Sixty-Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Nine Dollars ($69,999,999) less (ii) an amount equal to the Purchaser's Pro-Rata Share of the Prepaid Royalties as of the Closing Date. All Prepaid Royalties as of the date hereof are set forth on Section 2.2(a) of the Disclosure Schedule.

(b) Pro-Rata Share. For purposes of this Agreement, "Purchaser's Pro-Rata Share" and "Sellers' Pro-Rata Share" shall be determined in accordance with the following formulas:

D
PRS =	-----------
TD

TD- D
SRS =	------------
TD

where;

PRS	= Purchaser's Pro-Rata Share.
SRS	= Sellers' Pro-Rata Share.
D

= If the Closing shall have occurred on or prior to December 31, 2004, the number of calendar days between the Closing Date and December 31, 2004, inclusive of such days. If the Closing shall have occurred after December 31, 2004, the number of calendar days between the Closing Date and March 31, 2005, inclusive of such days.

TD

= If the Closing shall have occurred on or prior to December 31, 2004, the number of calendar days between October 1, 2004 and December 31, 2004, inclusive of such days. If the Closing shall have occurred after December 31, 2004, the number of calendar days between January 1, 2005 and March 31, 2005, inclusive of such days.

(c) Purchase Price Adjustment.

(i) On March 1, 2005, (A) if the Closing shall have occurred on or prior to December 31, 2004, in respect of Marketing Revenue and Royalties earned by the Companies for the period from October 1, 2004 through December 31, 2004, or (B) if the Closing shall have occurred after December 31, 2004, in respect of Marketing Revenue and Royalties earned by the Companies for the period from January 1, 2005 through March 31, 2005, Sellers shall remit to Purchaser an amount equal to the Purchaser's Pro-Rata Share of:

(x) the actual amounts of such Royalties collected by Sellers after the Closing Date; and

(y) the actual amounts of such Marketing Revenue collected by Sellers after the Closing Date.

(ii) On the fifteenth day of each month, commencing with April 2005, Sellers shall remit to Purchaser an amount equal to the Purchaser's Pro-Rata Share of amounts referred to in Section 2.2(c)(i)(x) and (y) which have been collected by the Sellers during the preceding calendar month.

(iii) On March 1, 2005, (A) if the Closing shall have occurred on or prior to December 31, 2004, in respect of Marketing Revenue and Royalties earned by the Companies for the period from October 1, 2004 through December 31, 2004, or (B) if the Closing shall have occurred after December 31, 2004, in respect of Marketing Revenue and Royalties earned by the Companies for the period from January 1, 2005 through March 31, 2005, Purchaser shall remit to Sellers an amount equal to Sellers' Pro-Rata Share of:

(x) the actual amount of such Royalties collected by the Companies or the Purchaser after the Closing Date; and

(y) the actual amount of such Marketing Revenue collected by the Companies or the Purchaser after the Closing Date.

(iv) On the fifteenth day of each month, commencing with April 2005, Purchaser shall remit to Sellers an amount equal to Sellers' Pro-Rata Share of amounts referred to in Section 2.2(c)(iii)(x) and (y) which have been collected by the Companies or the Purchaser during the preceding calendar month.

(v) The amount of Marketing Revenue and Royalties for purposes of this Section 2.2(c) shall be determined based on actual sales reports submitted to Sellers, the Companies or Purchaser by licensees under the Arrow Licenses and monthly collection summaries, to the extent reasonably available, prepared by Sellers, the Companies or Purchaser containing information relating to the licensees, the amounts remitted and the services paid for (copies of which shall be submitted to Purchaser or Sellers, as the case may be) for the period from October 1, 2004 through December 31, 2004 if the Closing shall have occurred on or prior to December 31, 2004, or for the period from January 1, 2005 through March 31, 2005 if the Closing shall have occurred after December 31, 2004.

(vi) It is understood and agreed that if the Closing occurs after December 31, 2004, Sellers shall be entitled to retain all Marketing Revenue and Royalties for the period from October 1, 2004 through December 31, 2004, regardless of whenever such amounts are collected.

(vii) Notwithstanding anything herein to the contrary, Purchaser shall have the sole and exclusive right to audit licensees, other than Purchaser, (including, but not limited to, for periods prior to the Closing Date) and, to the extent any Audit Recoveries are recovered for any such periods pursuant to such audits, Purchaser shall be entitled to the full amount of such Audit Recoveries.

(d) Payment Details. (i) The payment of (A) the Purchase Price shall be effected at the Closing and (B) any amount by Purchaser pursuant to Section 2.2(c)(iii) and (iv) shall be effected on the payment date specified in Sections 2.2(c)(iii) and (iv), by wire transfer of immediately available funds in U.S. dollars to the bank account as specified in writing to Purchaser by CAC no later than two Business Days prior to the Closing Date or the payment date specified in Sections 2.2(c)(iii) and (iv), respectively.

(ii) The payment by Sellers of any amount pursuant to Sections 2.2(c)(i) and (ii) shall be effected on the payment date specified in Sections 2.2(c)(i) and (ii) by wire transfer of immediately available funds in U.S. dollars to the bank account as specified in writing to CAC by Purchaser no later than two Business Days prior to the payment date specified in Sections 2.2(c)(i) and (ii).

SECTION 2.3. Closing and Closing Date. Upon the terms and subject to the conditions of this Agreement, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP in New York at 10:00 A.M. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Sections 7.1 and 7.2 or at such other place or at such other time or on such other date as the Sellers and Purchaser may mutually agree (the day on which the Closing shall take place being the "Closing Date").

SECTION 2.4. Closing Deliveries. At the Closing:

(a) Sellers shall deliver or cause to be delivered to Purchaser certificates evidencing the Shares, duly endorsed in blank or accompanied by stock or other appropriate powers in blank with appropriate transfer stamps affixed thereto;

(b) Purchaser shall pay to Sellers the Purchase Price in accordance with Section 2.2(d); and

(c) the Parties shall deliver the certificates, documents and instruments specified in Sections 7.1 and 7.2, and Sellers shall deliver such other documents as Purchaser shall reasonably request.

SECTION 2.5 Actions Simultaneous. All actions to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby, jointly and severally, represent and warrant to Purchaser that:

SECTION 3.1 Due Organization, Authority and Qualification of the Sellers and the Companies. Each of the Sellers and the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Sellers has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Sellers and their stockholders. This Agreement has been duly executed and delivered by the Sellers and this Agreement (assuming due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law). Each of the Sellers and the Companies has the requisite authority to own, lease and operate its assets and properties, is duly qualified or licensed to carry on its business as currently conducted and is in good standing as a foreign corporation in all jurisdictions in which it conducts business, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.2. Capitalization.

(a) Section 3.2(a) of the Disclosure Schedule sets forth, as of the date hereof, (i) the authorized capital stock of each of the Companies and (ii) the number of Shares and percentage interest held by each Seller. The Shares constitute all of the issue and outstanding capital stock of the Companies, and there are no outstanding warrants, options, rights of conversion or other rights or agreements obligating any of the Companies to issue or sell any other shares of capital stock of any of the Companies. CAC is the direct beneficial and record owner of 60% of the Resources Shares, CDC is the direct beneficial and record owner of 40% of the Resources Shares, and CP Holding is the direct beneficial and record owner of 100% of the CP&Co Shares, in each case free of any "adverse claim" (within the meaning of Section 8-102(a)(1) of the UCC), except pursuant to the Financing Agreement, provided any adverse claim under the Financing Agreement shall be released on or prior to the Closing. Without limitation of the foregoing, (i) the Shares are not subject to any Encumbrances in favor of Persons other than Purchaser, except pursuant to the Financing Agreement, provided any Encumbrances under the Financing Agreement shall be released on or prior to the Closing, and (ii) the Shares are not subject to, and the Sellers and their Affiliates are not party to or otherwise bound by, any options, voting proxies, other voting arrangements, agreements to issue, sell, assign, transfer, purchase, return or redeem, preemptive, subscription, call, put, conversion or other rights, or any other agreements or restrictions of any kind or nature whatsoever relating to the Shares that purport to (A) prohibit the Sellers from transferring the Shares to Purchaser as contemplated by this Agreement or (B) affect the Shares or Purchaser after such transfer. All of the Shares have been validly issued, fully paid and are non- assessable. There are no equity securities of any Company reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other securities having the right to vote on any matters on which stockholders or equity owners of any Company may vote.

(b) Upon delivery of possession of the certificates for the Shares to Purchaser, Purchaser shall become the owner of the Shares. Upon (i) such delivery, (ii) payment for the Shares and (iii) endorsement of such certificates in blank, Purchaser shall have acquired ownership of the Shares free of any adverse claim (within the meaning of Section 8-102(a)(1) of the UCC).

(c) Sellers have made available to Purchaser true and complete copies of the Charter Documents of each of the Companies.

(d) Except as set forth in Section 3.2(d) of the Disclosure Schedule, no Company owns, directly or indirectly, any capital stock of, or other equity interests, or options, rights or warrants with respect thereto, in, any other Person. As of the Closing, the Companies shall not have any Subsidiaries.

SECTION 3.3. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained and all filings and notifications listed in Section 3.4 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by any of the Sellers, do not and will not (i) violate, conflict with or result in the breach of any of the Charter Documents of any of the Sellers or the Companies, (ii) conflict with or violate any Law or Governmental Order applicable to the Sellers or the Companies or (iii) except as set forth in Section 3.3 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or other instrument to which any Seller or Company is a party, except, in the case of clauses (ii) and (iii), as would not (A) materially adversely affect the ability of the Sellers to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement, (B) reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (C) result in the creation of any "adverse claim" (within the meaning of Section 8-102(a)(1) of the UCC) on any of the Shares or any Encumbrance on any of the assets of any of the Companies.

SECTION 3.4. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Sellers do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) as described in Section 3.4 of the Disclosure Schedule, (ii) the notification requirements of the HSR Act, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

SECTION 3.5. Brokers. Except for Bear Stearns & Co. Inc., the fees of which will be paid by Sellers, neither the Sellers nor the Companies nor any of their respective Affiliates, officers, directors or employees has employed any broker, investment banker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

SECTION 3.6. Absence of Undisclosed Liabilities; Absence of Certain Changes. (a) As of the Closing, the Companies will have no Liabilities other than (i) Liabilities set forth in Section 3.6(a)(i) of the Disclosure Schedule, (ii) subject to Section 5.1, Liabilities incurred after the date hereof in the ordinary course of business consistent with past practices, (iii) other Liabilities for which Purchaser shall be entitled to be indemnified pursuant to Section 8.2(a)(iv) or (iv) Liabilities that would not be required to be reflected in the financial statements (including the notes thereto) of any of the Companies if the Companies prepared financial statements and such financial statements were prepared in accordance with generally accepted accounting principles in the United States The Liabilities of the Companies referred to in clause (iii) above, as of the date hereof, in the aggregate do not exceed $1,000,000.

(b) Except as set forth in Section 3.6(b) of the Disclosure Schedule, (i) since December 31, 2003 (x) the Companies have conducted their businesses only in the ordinary course consistent with past practice and (y) no change, event, occurrence, condition or development has occurred that, either individually or in the aggregate with other changes, events, occurrences, conditions or developments has had or could reasonably be expected to have a Material Adverse Effect and (ii) since June 30, 2004, the Companies have not signed, terminated or amended any Arrow Licenses (other than, after the date hereof, any actions which are not prohibited by the provisions of Section 5.1).

SECTION 3.7. Litigation. Except as set forth in Section 3.7 of the Disclosure Schedule, there is no Claim pending or, to the knowledge of the Sellers, threatened in writing, against or involving the Companies or the Shares, the Arrow Intellectual Property, the Arrow Licenses, any of the Included Assets or any other assets of the Companies or which is reasonably likely to materially adversely affect the ability of the Sellers to carry out their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

SECTION 3.8. Compliance with Laws. Except as set forth in Section 0 of the Disclosure Schedule:

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Companies have each conducted and continue to conduct the business of the Companies in accordance with applicable Law and outstanding Governmental Orders and are not in violation of any such Law or Governmental Order.

(b) As of the date hereof, there are no Governmental Approvals necessary for the operation of the Business which the Companies do not possess, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and this Agreement and the transactions contemplated hereby will not result in the need to obtain any Governmental Approvals by the Sellers, except as described in Section 3.4 or set forth on Section 3.4 of the Disclosure Schedule.

SECTION 3.9. Environmental Matters. Except as disclosed in Section 3.9 of the Disclosure Schedule, (a) the Companies are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits which are required to be obtained or complied with by the Companies, (b) there are no Claims pursuant to any Environmental Law pending or, to the knowledge of the Sellers, threatened, against the Companies or their Affiliates, and to the knowledge of the Sellers there are no circumstances or facts which may result in any of the Companies becoming liable for any such Claim, and (c) the Sellers have provided Purchaser with copies of any and all material environmental assessment or audit reports or other similar studies or analyses generated within the last two (2) years prior to the date hereof and in the possession of the Sellers.

SECTION 3.10. Intellectual Property.

(a) As of the date hereof, Section 3.10(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all Arrow Material Intellectual Property and Specified Arrow Intellectual Property registered, or subject to an application to register, in the United States, Canada, Europe, Japan, Hong Kong, India, Taiwan, China, Chile, Mexico, Venezuela, Indonesia and Thailand and substantially all Arrow Intellectual Property registered, or subject to an application to register, worldwide. The Arrow Intellectual Property includes all of the Sellers' and the Companies' and their respective Subsidiaries' rights in and to (i) the "Arrow" trademark, either alone or in combination with other elements or designs, and (ii) the design of an arrow. Except as set forth in Section 3.10(a)(ii) of the Disclosure Schedule, all registrations for the Arrow Material Intellectual Property and the Specified Arrow Intellectual Property in the United States, Canada, Europe, Japan, Hong Kong, India, Taiwan, China, Chile, Mexico, Venezuela, Indonesia and Thailand are unexpired, subsisting, in full force and effect and have been properly maintained by the filing of all necessary declarations and renewals, and all applications for Arrow Material Intellectual Property and Specified Arrow Intellectual Property in the United States, Canada, Europe, Japan, Hong Kong, India, Taiwan, China, Chile, Mexico, Venezuela, Indonesia and Thailand are subsisting and in good standing; provided, however, that Sellers make no representation that any one or more of such applications are not subject to routine office actions or will register in the future.

(b) Except as set forth in Section 3.10(b)(i) of the Disclosure Schedule, and except for the Canadian Arrow Intellectual Property which the Companies will own at Closing, the Companies own and are sole and exclusive title owners to the Arrow Material Intellectual Property and the Specified Arrow Intellectual Property, there are no Intellectual Property Rights material to the Business that are not owned by a Company or its Subsidiaries and, to the knowledge of Sellers, the Companies own and are sole and exclusive title owners to any other Listed Marks/Names in the Arrow Intellectual Property material to the Business. The Arrow Material Intellectual Property and the Specified Arrow Intellectual Property used by or for the Companies and their respective Subsidiaries in the last five years has not been adjudged invalid or unenforceable.

(c) Except as set forth in Section 3.10(c)(i) of the Disclosure Schedule, none of the Companies or any of their respective Subsidiaries or, to the knowledge of the Sellers, their licensees are a party to any unresolved Claims, or, to the knowledge of the Sellers, threatened Claims, alleging that the conduct of the Business or the use of the Arrow Intellectual Property in the case of the United States, other than with respect to manufacturing, since July 24, 2000, and with respect to manufacturing, since October 1, 2000, and in the case of Canada and the rest of the world, since January 1, 2001 by or for the Companies or their licensees infringes or misappropriates the patents, trademarks, copyrights, trade secrets, trade names or other intellectual property rights of any third party in any material respect, or challenging their ownership of, or right to use or enforce any of the Arrow Intellectual Property. Except as set forth in Section 3.10(c)(ii) of the Disclosure Schedule, to the knowledge of Sellers, use of the Arrow Material Intellectual Property and the Specified Arrow Intellectual Property and the continued operation of the Business conducted from January 1, 2001 through and including the Closing Date does not infringe or misappropriate the patents, trademarks, copyrights, trade secrets, trade names or any other intellectual property right of a third party. Except as set forth in Section 3.10(c)(iii) of the Disclosure Schedule, none of the Arrow Material Intellectual Property or the Specified Arrow Intellectual Property is being infringed upon or misappopriated by any third party, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) Section 3.10(d) of the Disclosure Schedule lists, as of the date hereof, all intellectual property license and sublicense agreements with all amendments and revisions currently in effect or which has effect in the future, worldwide, to which a Company or one of its Subsidiaries is a party as a licensor related to the Arrow Intellectual Property (the "Arrow Licenses").

(e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, neither the Companies nor any of their respective Subsidiaries nor to the knowledge of the Sellers, any counterparty to the agreements is in breach of, or material default under, any Arrow License or Additional Arrow Agreement (as defined below), nor has there been any waiver or deferral or enforcement of the rights of any Company or any of the Companies' respective Subsidiaries or counterparty under, any Arrow License or Additional Arrow Agreement, except for such breaches, waivers, deferrals or enforcements that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that no representation is made in this clause (e) with respect to any Arrow Licenses between any Company or its Subsidiaries and Purchaser or its Subsidiaries.

(f) None of the Sanforized Intellectual Property and none of the Gold Toe Intellectual Property are used in connection with the Business.

(g) As of the Closing Date, none of Parent and its Subsidiaries will own or, except to the extent the use thereof would not constitute a breach of Section 5.2(e), have the right to use any Arrow Intellectual Property.

(h) As of the Closing Date, none of the Arrow Material Intellectual Property, the Specified Arrow Intellectual Property and, to the knowledge of Sellers, any other Arrow Intellectual Property shall be subject to any Encumbrances.

(i) The Included Assets include all of the Intellectual Property Rights of the type specified in clauses (a), (b), (c) and (d) of the definition of Intellectual Property Rights necessary to enable Purchaser to operate the Business in substantially the same manner as it is currently operated or currently used by the Companies in the operation of the Business.

(j) Except to the extent licensed to licensees of the Companies, to the knowledge of Sellers, the Companies and Sellers have not voluntarily transferred any of the copyright and trademark rights in the Scheduled Art, nor the rights to reproduce and use reproductions and derivations of the Scheduled Art.

SECTION 3.11. Owned Real Property. As of the date hereof, Section 3.11 of the Disclosure Schedule lists the street address or registry data of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. As of the date hereof, except as set forth in Section 3.11 of the Disclosure Schedule, no Owned Real Property is leased to any third party. As of the date hereof, the Companies have good and valid title to all Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. As of the date hereof, no Person has any agreement to purchase, right of first refusal, option to purchase or any other contractual right to acquire all or any part of the Owned Real Property. The condition, use and occupancy of the Owned Real Property are and, to the knowledge of the Sellers, the Previously Owned Real Property, were in compliance with all applicable Laws in all material respects and there is no pending condemnation or similar proceeding affecting the Owned Real Property or, to the knowledge of the Sellers, the Previously Owned Real Property, or any portion thereof. Prior to the date hereof, Sellers have made available to Purchaser copies of each title deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent applicable and in the possession of any of the Sellers. As of the Closing, there will be no Owned Real Property.

SECTION 3.12. Leased Real Property. As of the date hereof, Section 3.12 of the Disclosure Schedule lists the street address or registry data of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The condition, use and occupancy of the Leased Real Property is and, to the knowledge of the Sellers, the Previously Leased Real Property was in compliance with all applicable Laws in all material respects and there is no pending condemnation or similar proceeding affecting the Leased Real Property or, to the knowledge of the Sellers, the Previously Leased Real Property, or any portion thereof. Sellers have made available to Purchaser, true, correct and complete copies of the leases in effect at the date hereof relating to the Leased Real Property and, except as set forth in Section 3.12 of the Disclosure Schedule, there has not been any sublease or assignment entered into by the respective Company being the tenant in respect of the leases relating to the Leased Real Property. As of the Closing, there will be no Leased Real Property, other than with respect to the Warehouse Agreement. The Georgia Lease does not relate to property on the inventory or sites established pursuant to Georgia Hazardous Site Response Act, Georgia Code Annotated Section 12-8-97(b).

SECTION 3.13. Taxes Except as set forth in Section 3.13 of the Disclosure Schedule, and except for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of the Sellers, (a) all Tax Returns required to be filed by or on behalf of the Companies and each of their Subsidiaries have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (b) all Taxes due with respect to such Tax Returns (whether or not shown as due on such Tax Returns) have been fully and timely paid, and (c) all deficiencies asserted or assessments made in writing, as a result of any examinations by any Tax Authority, with respect to the Companies or any of their Subsidiaries, have been fully paid and no other audits or investigations by any Tax Authority relating to the Companies or any of their Subsidiaries are in progress. The common parent of the affiliated group of which the Sellers are members is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares hereunder.

SECTION 3.14. Material Contracts. Section 3.14 of the Disclosure Schedule lists, as of the date hereof, the following Contracts of the Companies (the "Material Contracts"):

(i) any loan or credit agreement, promissory note, letter of credit or other Contract to which any of the Companies is a party, evidencing indebtedness and any guarantee or similar obligation (other than the endorsement of negotiable interests for collection in the ordinary course of business) incurred by any Company for the benefit of any creditor of any Person;

(ii) any joint venture, partnership or similar Contract with any Person involving a sharing of profits or losses and to which any Company is a party;

(iii) any Contract between any Company, on the one hand, and CAC or any of its Subsidiaries (other than a Company) or any of their Affiliates, on the other hand;

(iv) any Contract to which any Company is a party which provides for, or would reasonably be expected to result in, future receipts or expenditures or the future transfer of value in excess of $25,000 in the aggregate;

(v) any licenses relating to the Arrow Intellectual Property, including the Arrow Licenses;

(vi) any co-existence or settlement agreement relating to the Arrow Intellectual Property or any other Contract containing non-compete, non-solicit or similar provisions which limit in any way the ability of the Companies to freely conduct the Business in the manner in which the Business was conducted at any time since January 1, 2000 (collectively, the "Additional Arrow Agreements");

(vii) any Contract containing any guarantee or indemnity obligations on the part of the Companies or similar provisions;

(viii) any employee benefit or pension plan;

(ix) any Contract for real property; and

(x) any Contract containing any "change-of-control" or similar provisions.

SECTION 3.15. Employees. Section 3.15(i) of the Disclosure Schedule lists, as of the date hereof, each employee of each of the Companies and their Subsidiaries (the "Employees"). None of the Employees is covered by a collective bargaining agreement. Except as set forth in Section 3.15(ii) of the Disclosure Schedule, neither the Companies nor their Subsidiaries have, or could reasonably be expected to have, any Liabilities to any of the Employees or any other current or former employee, representative, consultant or independent contractor. Without limiting the foregoing, except as disclosed in Section 3.15(ii) of the Disclosure Schedule, (i) no Benefit Plans are sponsored or maintained by the Companies and their Subsidiaries, nor do the Companies nor of their Subsidiaries contribute (or have a potential obligation to contribute) to any Benefit Plan, (ii) neither the Companies, nor any of their Subsidiaries, nor any ERISA Affiliate of the Companies or any of their Subsidiaries (x) maintains or contributes to a Benefit Plan that is subject to Title IV of ERISA, (y) has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan or to a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA), or (z) has incurred any Withdrawal Liability that has not been satisfied in full, and (iii) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Company or any Subsidiary of a Company following the Closing. The Companies and their Subsidiaries are in compliance with all applicable Laws and Contracts respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

SECTION 3.16. Insurance. Each of the Companies is covered by valid and currently effective insurance policies issued in favor of them that are customary for companies of similar size and financial condition in their respective industries. All such policies are in full force and effect, all premiums due thereon have been paid and each of the Companies have complied with the provisions of all such policies. None of the Companies has been advised of any defense to coverage in connection with any material claim to coverage asserted or notice by any of them under or in connection with any of such insurance policies. None of the Companies has received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Companies or their assets or properties that there will be a cancellation or non-renewal of existing policies or binders or that the alteration of any equipment or any improvements to real estate occupied by or leased to or by any of the Companies, the purchase of additional equipment or the material modification of any of the methods of doing business, will be required.

SECTION 3.17. Beijing JV; Venezuelan Licensee. The Companies own equity interest representing 5% of the equity interests in the Beijing JV and 369,360 shares of the Venezuelan Licensee. To the best of Sellers' knowledge, without due inquiry, set forth in Section 3.17 of the Disclosure Schedule is a brief summary of the type of business engaged in by the Beijing JV and the Venezuelan Licensee. Except as set forth in Section 3.17 of the Disclosure Schedule, the Companies have no outstanding or expected future obligation to make any further investment in the Beijing JV or the Venezuelan Licensee.

SECTION 3.18. Forsyth Letter. Attached to Section 3.18 of the Disclosure Schedule are all correspondences with respect to the advertising arrangements with The John Forsyth Shirt Company Ltd. (collectively, the "Forsyth Letters").

SECTION 3.19. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3 or any writings or certificates delivered pursuant to Article 2 or 7, neither the Sellers nor any other Person makes any other express or implied representation or warranty to Purchaser. Unless the Parties otherwise agree in writing, it is understood that any estimates, projections or other predictions, any data, financial information or other information, whether written, electronic or oral, provided to or obtained by Purchaser, other than pursuant to this Article 3 or any writings or certificates delivered pursuant to Article 2 or 7, are not and shall not be deemed to be or include any representation or warranty of the Sellers or any other Person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that:

SECTION 4.1. Due Organization, Authority and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and its board of directors. This Agreement has been duly executed and delivered by Purchaser and this Agreement (assuming due authorization, execution and delivery by the Sellers) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

SECTION 4.2. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained and all filings and notifications listed in Section3.4 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Sellers or the Companies prior to the Closing, the execution, delivery and performance of this Agreement by Purchaser, do not and will not (i) violate, conflict with or result in the breach of any of the Charter Documents of Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to Purchaser or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser, except, in the case of clauses (ii) and (iii), as would not materially adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.3. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Purchaser do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) as described in Section 3.4 of the Disclosure Schedule, (ii) the notification requirements of the HSR Act, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or (iv) as may be necessary as a result of any facts or circumstances relating solely to the Sellers.

SECTION 4.4. Brokers. Neither Purchaser nor any of its officers, directors or employees, on behalf of Purchaser, has employed any broker, investment banker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

SECTION 4.5. Investment Purpose. Purchaser is purchasing the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.6. Litigation. No Claim by or against Purchaser is pending or, to the knowledge of Purchaser, threatened, which would reasonably be likely to materially adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.7. Financing. As of the Closing, Purchaser will have sufficient funds to pay the Purchase Price.

SECTION 4.8. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 or any writings or certificates delivered pursuant to Article 2 or 7, neither Purchaser nor any other Person makes any other express or implied representation or warranty to Sellers. Unless the Parties otherwise agree in writing, it is understood that any estimates, projections or other predictions, any data, financial information or other information, whether written, electronic or oral, provided to or obtained by Seller, other than pursuant to this Article 4 or any writings or certificates delivered pursuant to Article 2 or 7, are not and shall not be deemed to be or include any representation or warranty of Purchaser or any other Person.

ARTICLE 5

ADDITIONAL AGREEMENTS

SECTION 5.1. Conduct of the Business Prior to the Closing Date. (a) Except as otherwise contemplated by this Agreement or as disclosed in Section 5.1(a) of the Disclosure Schedule, or as required by a Governmental Authority of competent jurisdiction or by applicable law, rule or regulation, the Sellers covenant that until the Closing they will, and will cause the Companies to use all reasonable efforts to, maintain and preserve intact the Business in all material respects and use all reasonable efforts to maintain the ordinary and customary relationships of the Companies with their respective licensees, employees, vendors and others having business relationships with them. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, (x) the Sellers shall cause each of the Companies to continue to operate and conduct the business of the Companies only in the ordinary course consistent with past practice and (y) the Sellers shall cause each of the Companies not to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, or as otherwise contemplated by this Agreement or specifically set forth in Section 5.1(a) of the Disclosure Schedule, take any of the following actions:

(i) amend its Charter Documents, or issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock;

(ii) sell, transfer or otherwise dispose of or cause to be subject to any Encumbrance any of its properties or assets other than (A) in the ordinary course of business, (B) any disposition between any of the Companies and (C) the transfer of the assets contemplated by Section 5.2; provided, however, in no event shall any of the Arrow Intellectual Property or Arrow Licenses be sold, transferred or otherwise disposed of or caused to be subject to any Encumbrance;

(iii) amend any Arrow License or enter into any Contract that would be an Arrow License if in effect on the date hereof;

(iv) incur, assume or guarantee any indebtedness for borrowed money or otherwise become liable for any indebtedness or any obligations or Liabilities of any other Person;

(v) merge or consolidate with any other Person, or acquire capital stock or assets of any other Person;

(vi) make, change or amend any material Tax election, settle or compromise any material liability for Taxes, file any material amended Tax Return, or make or surrender any claim for a material amount of Taxes, except with respect to actions taken by the parent of the consolidated group of which the Companies are members and provided that such actions do not relate specifically to the Companies;

(vii) (A) split, combine or reclassify any of its interest or shares of its capital stock or (B) amend the terms of any of its outstanding securities;

(viii) enter into or amend any employment, severance, special pay arrangement with respect to termination or employment or other similar arrangements or agreements with any directors, executive officers or Employees to which any of the Companies or any of their Subsidiaries is a party or is otherwise liable;

(ix) enter into any Contract other than in the ordinary course of business consistent with past practice, which (A) has a term of more than one year after the Closing or which would reasonably be expected to generate more than, if the Closing shall have occurred on or prior to December 31, 2004, $20,000 in revenues, or if the Closing shall have occurred after December 31, 2004, $100,000 in revenues, or in either case, involve payments of more than $20,000 over its term, or (B) which materially limits or otherwise restricts the business of any of the Companies (or which could, after the Closing, limit or restrict the ability of Purchaser to conduct the Business); provided, however, that the provisions of this Section 5.1(a)(ix) shall not apply to the termination agreement entered into regarding the Marshall Agent Agreement pursuant to Section 5.15;

(x) enter into any Material Contract;

(xi) adopt a plan of complete or partial liquidation or dissolution;

(xii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities; or

(xiii) agree, whether in writing or otherwise, to do any of the foregoing.

(b) Except as contemplated by this Agreement, the Sellers covenant that they will not sell, transfer or otherwise dispose of or cause to be subject to any "adverse claim" (within the meaning of Section 8-102(a)(1) of the UCC) in any way the Shares.

SECTION 5.2. Reorganization.

Prior to the Closing:

(a) Canadian Transfers.

(i) CP Holding shall cause Cluett, Peabody Canada, Inc., a Canadian corporation ("CP Canada") to transfer and assign the Canadian Arrow Intellectual Property to CP&Co;

(ii) CP Holding shall cause CP&Co to transfer and assign all of the outstanding capital stock of CP Canada to CP Holding.

(b) Sale of the facility in Andalusia, Alabama. CP Holding shall cause CP&Co to transfer its fee interest in the property located in Andalusia, Alabama (the "Andalusia Property") to CAC by quitclaim deed and without warranty or recourse of any nature as to any matter.

(c) Transfer of Leases. CP Holding shall cause CP&Co to transfer and assign to CAC all rights and obligations under the New York Lease and the Georgia Lease without warranty or recourse of any nature as to any matter. Sellers shall use all reasonable best efforts to secure prior to the Closing a release of CP&Co by the landlords under the New York Lease and the Georgia Lease (including through offering a guaranty by Sellers of the obligations of the tenant under each of the New York Lease and the Georgia Lease).

(d) Dissolution of Cluett Peabody B.V. CP Holding shall have caused CP&Co to transfer all of the outstanding capital stock of CP&Co's wholly owned Subsidiary, Cluett Peabody B.V., a company organized under the laws of the Netherlands ("CP BV"), to CP Holding.

(e) Arrow Name Change.

(i) Name Change. Effective not later than 30 days after the Closing Date, Sellers will change the legal name of all their Subsidiaries and Affiliates (including but not limited to, its wholly owned Subsidiary, Arrow Factory Stores, Inc., a Delaware corporation) to a name that is not the same or confusingly similar to any of the trademarks or trade names included in the Arrow Material Intellectual Property, and shall cease all other use of such trademarks and trade names. Effective as of the Closing Date, Sellers shall begin to take the necessary steps in order to, and will change, not later than 60 days after the Closing Date, the legal name of all their Subsidiaries and direct or indirect parent companies to a name that is not the same or confusingly similar to any of the other trademarks or trade names included in the Listed Marks/Names, and shall cease all other use thereof for the Specified Goods and Services; provided that with respect to the name "Cluett," such changes shall be made not later than six months after the Closing Date; provided further that so long as Sellers are proceeding with the dissolution of CP BV, Sellers shall have no obligation to change the name of CP BV.

(ii) Use of Arrow Material Intellectual Property; use of Listed Marks/Names. Effective as of the Closing Date, Sellers shall forever cease to sell any products under, or apply to register, any trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web-sites, brand names and corporate names that are the same as or confusingly similar to any of the trademarks and trade names included in the Arrow Material Intellectual Property anywhere in the world. Effective as of the Closing Date, Sellers shall forever cease to sell any products under, or apply to register, any trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web- sites, brand names and corporate names that are the same as or confusingly similar to any of the Listed Marks/Names included in the Specified Arrow Intellectual Property, anywhere in the world, for the following goods and services (the "Specified Goods and Services"): (A) goods in International Class 25, including, clothing, footwear and leather belts, (B) accessories, including wallets and other small leather goods in International Class 18, (C) jewelry, including cufflinks in International Class 14, (D) fragrances, colognes and cosmetics in International Class 3, (E) eyewear of all kinds in International Class 9, (F) goods in International Class 24, including home furnishings, bedding, linens and towels, and (G) retail store services in International Class 35 involving the sale or offer for sale of the products identified in (A) through (D) hereof. Effective not later than 30 days after the Closing Date, Sellers shall cease to sell any products under any trademarks, service marks, trade dress, design marks, logos, trade names domain names, web-sites, brand names and corporate names that are the same as or confusingly similar to any of the Listed Names/Marks included in the Arrow Intellectual Property, other than in the Arrow Material Intellectual Property and other than in the Specified Arrow Intellectual Property, anywhere in the world, for the following goods and services: (A) goods in International Class 25, including clothing and footwear and (B) retail store services involving the sale or offer for sale of goods in International Class 25.

(iii) Use of AURO. Effective as of the Closing Date, Sellers shall not use or apply to register the design or representation of an American flag, or any red, white and blue or Americana design or any mark confusingly similar to any of the foregoing, in connection with the packaging, labeling or logo of any product sold or offered for sale under the mark "AURO" or any mark confusingly similar thereto. Notwithstanding the foregoing, except as provided in the immediately preceding sentence, Sellers' and their licensees' and other designees', if any, use in any manner of the trademark and trade name "AURO" shall not be subject to this Section 5.2(e) and shall be subject to the Auro Coexistence Agreement.

(f) Sanforized Trademarks. CP Holding shall cause CP&Co to take all reasonable steps to transfer the Sanforized Trademarks and license agreements relating to the Sanforized Trademarks to CP Holding; provided that if such transfer shall not have occurred on or prior to the Closing, Purchaser shall take all reasonable actions as requested by CAC, at the expense of CAC, to complete such transfer after the Closing.

(g) Transfer of Assets. CP Holding shall cause CP&Co to transfer to CP Holding, and CAC and CDC shall cause Resources to transfer to CAC and CDC pro rata, all of the Excluded Assets and all Receivables, including without limitation, Receivables relating to the Arrow Intellectual Property and the Arrow Licenses, but none of the Included Assets shall be transferred. The Companies shall execute an assignment agreement confirming the assignments pursuant to this Section 5.2(g).

(h) Assumption of Liabilities. CAC will assume and pay all Liabilities of each of the Companies relating to periods prior to the Closing (including, without limitation, all Liabilities with respect to service of Employees and all Liabilities related to Leased Real Property, Previously Leased Real Property, Owned Real Property, Previously Owned Real

Property, the Forsyth Letters, the Bureaux Agreement and trade payables), other than Liabilities directly relating to the Included Assets (other than all Liabilities related to the Forsyth Letters, the Bureaux Agreement and trade payables referred to above) (collectively, the "Assumed Liabilities"). At the Closing, CAC will execute an assignment and assumption agreement confirming the assumption of the Assumed Liabilities.

(i) Release of Guarantees and Encumbrances. Sellers, at their expense, will take all actions necessary to release the Guarantees and any related Encumbrances on the Shares and the Included Assets (including the proceeds thereof) on or prior to the Closing Date, including by obtaining any necessary amendments to the Financing Agreement and the Subordinated Notes Indenture and related agreements and releases and terminations of any pledges of the Shares and any security interests in the Included Assets (including the proceeds thereof).

(j) Satisfaction of Intercompany Note. On or prior to the Closing, Sellers shall cause the Intercompany Note to be satisfied or cancelled in full, and shall cause the Companies to be released from any and all obligations thereunder.

Following the Closing and for no additional consideration, (i) each Party shall cooperate in finalizing any of the transfers and assignments and other activities described above to the extent they have not been finalized prior to the Closing and (ii) Sellers shall promptly take any actions necessary to cause any asset that should have been transferred and assigned or liability that should have been assumed that is either received or retained by the wrong party or not so transferred and assigned or assumed by the Closing Date, to be transferred and assigned or assumed, as the case may be, promptly after the Closing.

SECTION 5.3. Regulatory Approvals; Consents of Third Parties.

(a) Purchaser shall use all reasonable efforts to obtain promptly all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement. The Sellers shall reasonably assist Purchaser in seeking to obtain all such authorizations, consents, orders and approvals. Purchaser agrees to make appropriate filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. The Sellers shall reasonably assist Purchaser in making such appropriate filings and shall make all such filings that are required by Law to be made by the Sellers and in connection therewith Purchaser shall reasonably assist the Sellers. The Sellers shall not be required to pay any fees or to make any other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the Sellers).

(b) Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such party to any Governmental Authority. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance. Subject to the Confidentiality Agreement and Section 5.8, the Parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement and Section 5.8, the Parties to this Agreement will provide each other with copies of all correspondence, filings and communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement.

(c) The Parties shall use all reasonable efforts to obtain promptly all consents, approvals, waivers and amendments of any third party that are necessary for the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement; provided that none of the Sellers or the Companies shall be obligated to incur any material liability or make any payment to obtain such consents, approvals, waivers or amendments (other than normal filing fees that are imposed by Law on the Sellers).

SECTION 5.4. Termination of Affiliate Relations. On or prior to the Closing Date, the Sellers and their respective Affiliates (other than as set forth in Section 5.4 of the Disclosure Schedule with respect to the Companies) shall have satisfied or otherwise settled or terminated all of their accounts, liabilities or other arrangements with the Companies including by discharging any intracompany loans or notes, including any such notes made by any of the Companies in favor of the Sellers or their respective Affiliates and the license agreement with Arrow Factory Stores Inc., dated July 6, 1992, as the same may have been amended prior to the Closing.

SECTION 5.5. Access to Information .

(a) During the period commencing on the date hereof and ending on the Closing Date, upon reasonable notice, the Sellers shall, and shall cause the Companies to afford to Purchaser, its counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, management, books and records of Sellers and the Companies in order that Purchaser may have the opportunity to make such reasonable investigations as it shall desire to make in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Sellers and the Companies shall not have a duty to provide to Purchaser's officers, employees, counsel, accountants and other representatives any such access or provide any such information if and to the extent (i) a Governmental Authority requires the Companies or any of their Subsidiaries to restrict access to any properties or information, (ii) any applicable Law requires the Companies or their Subsidiaries to restrict access to any properties or information, (iii) counsel to the Companies determine in their reasonable judgment that doing so would result in the disclosure of any trade secrets of third parties or violate any binding obligations to third parties with respect to confidentiality or (iv) counsel to the Companies determines in its reasonable judgment that doing so would compromise or constitute a waiver of any attorney-client or other applicable privilege of the Companies or its Subsidiaries.

(b) After of the date hereof, except as set forth in Section 5.5(b) of the Disclosure Schedule, without the prior consent of the Sellers (which consent need not be in writing and shall not be unreasonably withheld), Purchaser shall not contact any licensees, employees (except pursuant to Section 5.5(a)) or customers of the Sellers or the Companies in connection with or pertaining to any subject matter of this Agreement.

(c) Without limiting any other obligations provided for herein, in order to facilitate the resolution of any Claims made by or against or incurred by the Sellers relating to the Companies or against or incurred by the Companies for which the Sellers have agreed to indemnify Purchaser, after the Closing, upon reasonable notice, Purchaser shall use all reasonable efforts to (i) afford the officers, employees, authorized agents and representatives of the Sellers reasonable access, during normal business hours, to the offices, properties, books and records of the Companies, (ii) furnish to the officers, employees, authorized agents and representatives of the Sellers such additional financial and other information regarding the Companies and their business and operations as the Sellers may from time to time reasonably request and (iii) make available to the Sellers the employees of the Companies whose assistance, testimony or presence is reasonably requested by the Sellers to assist the Sellers in evaluating or defending such Claims, including the presence of such persons as witnesses in hearings or trials for such purposes.

SECTION 5.6 Expenses .

(a) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Purchaser shall pay all expenses incurred by or on behalf of Purchaser or any of its Affiliates in connection with the preparation, authorization and execution of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

(b) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Sellers shall pay all expenses incurred by or on behalf of Sellers or any of their respective Affiliates in connection with the preparation, authorization and execution of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

SECTION 5.7. Intellectual Property Rights Matters. (a) During the period commencing on the date hereof and ending on the Closing Date, Sellers shall use reasonable best efforts consistent with past practices to preserve and protect their rights in and to the Arrow Intellectual Property and the Arrow Licenses and shall not (i) abandon or allow any registered Arrow Material Intellectual Property or Specified Arrow Intellectual Property or pending applications for registration of any Arrow Material Intellectual Property or Specified Arrow Intellectual Property to lapse for failure to pay any registration, maintenance or other fee, (ii) abandon or allow any other registered Arrow Intellectual Property or pending application for registration of any other Arrow Intellectual Property to lapse for failure to pay any registration, maintenance or other fee, except as would not have a Material Adverse Effect, and (iii) sell, assign, transfer or otherwise dispose of any Arrow Intellectual Property or Arrow Licenses.

(b) Prior to and after the Closing, Sellers, at their expense, will take such actions as reasonably required, or as requested by Purchaser, to duly execute, deliver and file all instruments and documents necessary to ensure that the records and registrations of all Arrow Intellectual Property in the United States Patent and Trademark Office or the United States Copyright Office and all counterpart agencies wherever Arrow Intellectual Property is registered (subject to Sellers' rights under Section 5.7(a)(ii)) correctly reflect all transactions affecting the ownership by the Companies of such Arrow Intellectual Property prior to the Closing.

(c) Sellers will, as of the Closing, list on Section 5.7(c) of the Disclosure Schedule all actions necessary (including, but not limited to, filing of documents or payment of maintenance fees) within 180 days after the Closing Date (i) to maintain or preserve the status of any Arrow Material Intellectual Property or Specified Arrow Intellectual Property in the United States, Canada, Europe, Japan, Hong Kong, India, Taiwan, China, Chile, Mexico, Venezuela, Indonesia, or Thailand owned by any of the Companies or their Subsidiaries that is registered or subject to an application for registration, or, (ii) to the knowledge of Sellers, to maintain or preserve the status of any other Arrow Intellectual Property anywhere in the world, or to meet any deadline imposed by a court, trademark office or other governmental body of competent jurisdiction concerning any Claim anywhere in the world, provided that the knowledge of Sellers under subsection (ii) of this Section 5.7(c) shall not include a duty to inquire with respect to any Arrow Intellectual Property that is not Arrow Material Intellectual Property or Specified Arrow Intellectual Property in the United States, Canada, Europe, Japan, Hong Kong, India, Taiwan, China, Chile, Mexico, Venezuela, Indonesia, and Thailand; provided, however, that prior to the Closing, Sellers will take all actions due within 30 days after Closing that Purchaser cannot reasonably be expected to undertake within such time period, such as requesting and obtaining from licensees sample goods, labels, packaging, tags or the like that are necessary to demonstrate use or continued use of any Arrow Intellectual Property in any jurisdiction or providing to local agents and counsel signed affidavits, certificates or other instruments which need to be filed and which cannot reasonably be prepared, signed and delivered to such counsel or agents reasonably in advance of a filing date during such 30-day period.

SECTION 5.8. Confidentiality. The Parties agree that the Confidentiality Agreement shall otherwise remain in full force and effect pursuant to its terms. In addition, the Parties agree that after execution of this Agreement, the Parties shall each issue a press release which shall be mutually acceptable to all Parties. Notwithstanding the foregoing, either Party may issue any oral or written statement to the press or to the public, or make such other announcement or filing, regarding this Agreement and the consummation of the transactions contemplated hereby, to the extent required by Law or judicial or official order or the rules of any stock exchange or Governmental Authority; provided, however, that any Party under such obligation shall use all reasonable efforts to consult with, and consider the comments of, the other Party.

SECTION 5.9. Employee Matters. Sellers shall retain all obligations and Liabilities for periods through and including the Closing Date attributable to any of the Employees. Notwithstanding the foregoing, if Purchaser or its Affiliates employs any former Employee, including as a consultant or other non-employee advisor, within ninety (90) days of the Closing Date, then Purchaser shall reimburse Sellers for any cash severance payment set forth in Section 5.9 of the Disclosure Schedule (the "Severance Repayment") made with respect to such former Employee. On or prior to the Closing Date, the Companies shall cease to have any obligations to pay any contribution amounts under the Benefit Plans maintained by Parent or Gold Toe Brands, Inc. described in Paragraph 5 of Section 3.15(ii) of the Disclosure Schedule.

SECTION 5.10. Ability to Audit Licensees. Purchaser shall have the sole and exclusive right to conduct audits of licensees of the Companies after the Closing Date; provided that Sellers shall have the right to audit Purchaser for any period after October 1, 2004. Purchaser shall be entitled to the full amount of any Audit Recoveries made through such audits.

SECTION 5.11. Receivables. Following the Closing, Purchaser and the Companies shall use all reasonable efforts to assist the Sellers in collecting, at Sellers' expense, any amounts payable pursuant to any Receivables (excluding Receivables related to any Audit Recoveries recovered through any audit) owed to any of the Companies with respect to any periods prior to and including the Closing Date and Purchaser and the Companies shall promptly transfer to Seller any amounts they receive in respect of such Receivables (excluding Receivables related to any Audit Recoveries recovered through any audit). Following the Closing, Sellers shall promptly transfer to Purchaser any amounts Sellers may receive in respect of the Arrow Licenses payable with respect to periods from and after the Closing. Following the Closing, and until two years after the Closing Date, at the Purchaser's request and expense, Sellers shall reasonably cooperate with Purchaser in collecting amounts payable under the Arrow Licenses in respect of periods from and after the Closing. Any amounts to be paid pursuant to this Section 5.11 shall be paid in accordance with Section 2.2(d).

SECTION 5.12. Termination of Employees. On or, with Purchaser consent, prior to the Closing Date, Sellers shall terminate, or cause the applicable Companies or Subsidiaries to terminate, the employment of each of the Employees in accordance with applicable Law and the terms of any Company policy, and the Purchaser and the Companies shall have no Liabilities to such Employees or in respect of such terminations.

SECTION 5.13. Further Assurances. Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, each Party hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents which may reasonably be necessary to carry out the provisions of this Agreement. From time to time after the Closing and until the second anniversary of the Closing Date, and for no further consideration, Sellers shall execute, acknowledge and deliver such assignments, transfers, consents and other documents or instruments and take such other actions as may be reasonably requested to convey or transfer to Purchaser, or record title to, any of the Included Assets or any Intellectual Property Rights (which in no event shall include the Sanforized Intellectual Property and any Gold Toe Intellectual Property) used by the Companies prior to the Closing in connection with the Business, to the extent of Sellers' rights therein; provided that if at any time thereafter, in order for Purchaser to register, apply to register, renew, transfer, record or take ownership of any of the Included Assets or any such Intellectual Property Rights, to the extent of the Sellers rights therein, and Purchaser reasonably requests either or both of the Sellers to execute, acknowledge and deliver a document or instrument prepared by Purchaser, then Sellers shall reasonably promptly take such actions. Any expenses for any actions taken or which should have, pursuant to this Agreement, been taken by Sellers in accordance with this Section 5.13, whether actually incurred by Sellers or Purchaser, shall be the obligation of and shall be paid by Sellers and any expenses for any actions taken or which should have, pursuant to this Agreement, been taken by Purchaser in accordance with this Section 5.13, whether actually incurred by Sellers or Purchaser, shall be the obligation of and shall be paid by Purchaser.

SECTION 5.14. Mitigation of Environmental Losses. Following the Closing, at CAC's sole cost and expense, (y) Purchaser and the Companies shall take such actions as are reasonably requested by CAC relating to CAC's fulfillment of its obligations under Section 8.2 hereof to the extent such obligations relate to Environmental Laws, Environmental Permits, or Hazardous Substances ("Environmental Matters"), and (z) to the extent that Purchaser or the Companies intend to take any action that would reasonably be expected to aggravate or increase any Purchaser Losses relating to Environmental Matters that are subject to indemnity under Section 8.2 hereof, Purchaser or the Companies shall give reasonable prior notice to CAC and shall take, or refrain from taking, any action relating to such matters as are reasonably requested by CAC to be taken by Purchaser or the Companies; provided, however, that Purchaser shall not be required to take or omit to take any action that (i) could reasonably be expected to be disruptive to Purchaser or the Business or (ii) the cost and expense for which was not funded in advance by CAC or was not funded by CAC after so requested by Purchaser.

SECTION 5.15. Termination of the Marshall Agent Agreement. Prior to the Closing Date, Sellers shall use reasonable efforts to negotiate a reasonable one-time payment to Marshall Lester Consulting Group, payable on the Closing Date, in lieu of any payments owed under the agreement, dated as of March 15, 2004, between CP&Co and Marshall Lester Consulting Group (the "Marshall Agent Agreement"). Purchaser shall be obligated to make such payment provided that such payment amount shall have been previously approved by Purchaser.

SECTION 5.16. Auro Coexistence Agreement. On the Closing Date, Parent and Purchaser and their respective Subsidiaries parties thereto shall execute the Coexistence Agreement substantially in the form attached as Exhibit A hereto (the "Auro Coexistence Agreement").

SECTION 5.17. Transition Services Agreement. On the Closing Date, Sellers and Purchaser shall execute the Transition Services Agreement substantially in the form attached as Exhibit B hereto (the "Transition Services Agreement").

ARTICLE 6

TAX MATTERS

SECTION 6.1. Section 338(h)(10) Election; Allocation. Purchaser shall, and the Sellers shall cause the common parent of the affiliated group of which the Sellers are members to, join in timely making irrevocable elections under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the Shares (the "Section 338(h)(10) Elections"), and shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision. The Purchase Price (including any adjustments to the Purchase Price made pursuant to Section 2.2(c)), together with applicable Liabilities, of the Companies (plus other relevant items) will be allocated among the assets of the Companies in a manner consistent with the Schedule set forth in Section 6.1 of the Disclosure Schedule and Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the "Allocation"). None of the Sellers or Purchaser (nor any of their respective Affiliates) shall take any position on any Tax Return or with any Tax Authority that is inconsistent with the Allocation (unless, and then only to the extent, otherwise required by applicable Law and provided that a prior written notice is provided to the other Parties at least 10 days prior to the date such an inconsistent position is so taken).

SECTION 6.2. Transfer Taxes. Except as otherwise contemplated by this Agreement with respect to the Arrow Intellectual Property, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar fees or Taxes or governmental charges, if any, as levied by any Tax Authority or Governmental Authority arising out of, in connection with or attributable to the sale of the Shares contemplated by this Agreement shall be borne, and paid when due, by the Party primarily responsible for such fee or Tax. Sellers and Purchaser shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such tax laws.

SECTION 6.3. Liability for Taxes. From and after the Closing Date, CAC and its present or future Affiliates (other than the Companies) shall defend, indemnify and hold Purchaser and its respective present and future Affiliates harmless from and against any and all Losses which any of them may suffer, incur or sustain arising out of or attributable to, or resulting from (i) any breach of any of the representations and warranties contained in Section 3.13, (ii) any breach of the covenant contained in Section 5.1(a)(vi), (iii) all Taxes imposed on the Companies, or for which the Companies may otherwise be liable, for any taxable year or period that ends on or before the Closing Date (a "Pre-Closing Tax Period") and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group), other than any transaction of Purchaser or any of its Affiliates not in the ordinary course of business (other than transactions contemplated hereunder) that occurs on the

Closing Date but after the Closing, (iv) Taxes of or imposed on the Companies as a result of having been a member of a consolidated, combined or unitary group (including, without limitation, Taxes for which the Companies may be liable pursuant to Treas. Reg. Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a consolidated, combined or unitary group and any Taxes resulting from the Companies ceasing to be a member of any consolidated, combined or unitary group), and (v) all Section 338 Taxes and all Taxes imposed upon any of the transactions contemplated by Section 5.2. For purposes of this Section 6.3, whenever it is necessary to determine the liability for Taxes of the Companies for a Straddle Period, the determination of the Taxes of the Companies for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and such Taxes that are in the nature of real or personal property taxes shall be apportioned between such two taxable years or periods on a daily basis.

SECTION 6.4. Tax Returns. Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Companies and their Subsidiaries for taxable years or periods of the Companies or their Subsidiaries, as the case may be, ending on or before the Closing Date (in the case of Tax Returns required to be filed by or with respect to the Companies or their Subsidiaries for such taxable years or periods on a combined, consolidated or unitary basis with any entity other than solely the Companies and their Subsidiaries) or due on or before the Closing Date (in the case of other Tax Returns), and in each case Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Companies and their Subsidiaries and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Sellers shall reimburse Purchaser for the Taxes for which Sellers are liable pursuant to Section 6.3 but which are remitted in respect of any Tax Return to be filed by Purchaser pursuant to this Section 6.4 upon the written request of Purchaser setting forth in detail the computation of the amount owed by Sellers, but in no event earlier than 10 days prior to the due date for paying such Taxes. All Tax Returns for a Straddle Period which Sellers or Purchaser is required to file or cause to be filed in accordance with this Section 6.4 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods.

SECTION 6.5. Contest Provisions. (a) Purchaser shall notify Sellers in writing within 30 days of receipt by Purchaser or any of its Affiliates (including, after the Closing Date, the Companies or their Subsidiaries) of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Companies for which Sellers would be required to indemnify Purchaser and its Affiliates pursuant to Section 6.3, provided that failure to comply with this provision shall not affect Purchaser's or its Affiliates' right to indemnification hereunder except to the extent such failure impairs Sellers' ability to contest any such Tax liabilities.

(b) Sellers shall have the sole right to represent the Companies' and their Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which Sellers would be required to indemnify Purchaser and its Affiliates pursuant to Section 6.3 and which relate to taxable periods ending on or before the Closing Date, and to employ counsel of Sellers' choice at Sellers' expense; provided, however, that Sellers shall have no right to represent the Companies' or their Subsidiaries' interests in any Tax audit or administrative or court proceeding (other than a Tax audit or proceeding with respect to any Tax Return that is filed on a consolidated, combined or unitary basis with another Person other than solely the Companies and their Subsidiaries) unless Sellers shall have first notified Purchaser in writing of Sellers' intention to do so and shall have agreed with Purchaser in writing that, as between Purchaser and Sellers, Sellers shall be liable for any Taxes that result from such audit or proceeding; provided further, that Purchaser and its representatives shall be permitted, at Purchaser's expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on Purchaser or any Affiliate thereof any obligation to defend the Companies or their Subsidiaries in any Tax audit or administrative or court proceeding. Purchaser shall have the sole right to defend the Companies and their Subsidiaries with respect to any issue arising with respect to any such Tax audit or administrative or court proceeding to the extent Purchaser shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding the foregoing, Seller, Purchaser and their respective Affiliates shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could reasonably be expected to adversely affect the other Party for any year without the other Party's prior written consent, which shall not be unreasonably withheld or delayed.

SECTION 6.6. Assistance and Cooperation. After the Closing Date, each of Sellers and Purchaser shall, and shall cause their respective Affiliates to:

(a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.2;

(b) reasonably assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.4, and in connection therewith provide the other Party necessary powers of attorney;

(c) cooperate reasonably in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies and their Subsidiaries;

(d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies and their Subsidiaries; and

(e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

SECTION 6.7. Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Companies for any Pre-Closing Tax Period shall be for the account of Sellers. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Purchaser to the extent such refunds, credits or offsets of Taxes are solely attributable to the carryback from a taxable period beginning after the Closing Date (a "Post-Closing Tax Period" of items of loss, deduction or credit, or other Tax items, of the Companies (or any of their respective Affiliates, including Purchaser). Purchaser shall not carry back any such Tax item (i) unless such carryback is necessary under applicable law in order for Purchaser to avoid losing the benefit of such Tax item and (ii) without Sellers' consent, which consent shall not be unreasonably withheld. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Companies for any Post-Closing Tax Period shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of Companies for any Straddle Period shall be equitably apportioned between Sellers and Purchaser. Each Party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

SECTION 6.8. Survival Limitations. Notwithstanding anything to the contrary contained herein, the obligations of a Party to indemnify and hold harmless another Party pursuant to this Article 6 shall survive until the expiration of the applicable statute of limitations, and the indemnification provisions of this Article 6 shall not be subject to any of the provisions of, or limitations contained in, Article 8 (other than the provisions of Sections 8.1 and 8.5(b)).

ARTICLE 7

CONDITIONS TO CLOSING

SECTION 7.1. Conditions to the Closing Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties made by Purchaser herein shall be true and correct, excluding the effect of any qualifications as to materiality as set forth therein, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of that date, in all cases except for such failures to be true and correct as would not reasonably be expected to materially adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, and (ii) the Sellers shall have received a certificate on behalf of Purchaser to such effect signed by an authorized officer of Purchaser;

(b) Covenants and Agreements. (i) The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects and (ii) the Sellers shall have received a certificate on behalf of Purchaser to such effect signed by an authorized officer of Purchaser;

(c) Government Authority Clearances or Approvals. Any requisite waiting period (and any extension thereof) under the laws, rules or regulations of any Governmental Authority, including under the HSR Act, applicable to the purchase of the Shares contemplated by this Agreement shall have expired, been terminated or received; and

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; provided, however, that the provisions of this Section 7.1(d) shall not apply if any Seller has directly or indirectly solicited or encouraged any such action.

SECTION 7.2. Conditions to the Closing Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties made by the Sellers herein shall be true and correct, excluding the effect of any qualifications as to materiality or "Material Adverse Effect" as set forth therein, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of that date, in all cases except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that the representations set forth in Sections 3.1, 3.2, 3.11 and 3.12 shall be true and correct in all respects, and (ii) Purchaser shall have received a certificate on behalf of the Sellers to such effect signed by the Chief Executive Officer of CAC;

(b) Covenants and Agreements. (i) The covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing Date shall have been complied with in all material respects, other than the covenants and agreements contained in Section 5.2, which shall have been complied with in all respects, and (ii) Purchaser shall have received a certificate on behalf of the Sellers to such effect signed by the Chief Financial Officer of CAC;

(c) Governmental Authority Clearances or Approvals. Any requisite waiting period (and any extension thereof) under the laws, rules, or regulations of any Governmental Authority, including under the HSR Act, applicable to the purchase of the Shares contemplated by this Agreement shall have expired, been terminated or received;

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation, or limiting the benefits, of such transactions, and there shall be no pending proceedings by or before any Governmental Authority to restrain, enjoin or limit the benefits of the transactions contemplated by this Agreement; provided, however, that the provisions of this 7.2(d) shall not apply if Purchaser has directly or indirectly solicited or encouraged any such action;

(e) Release of Guarantees and Encumbrances. The Guarantees shall have been released, and all Encumbrances on the Shares and the Included Assets (including the proceeds thereof) shall have been fully released and extinguished in all respects. At the Closing, Sellers shall have delivered to the Purchaser documents, in each case in customary form, evidencing the release and termination of the Guarantees and all related Encumbrances, together with any related documents and materials reasonably requested by Purchaser;

(f) Satisfaction of Intercompany Note. The Intercompany Note shall have been satisfied or cancelled in full, and the Companies shall have been released from any and all obligations thereunder. At the Closing, Sellers shall deliver to Purchaser documents evidencing the satisfaction or cancellation of the Intercompany Note and the release of the Companies from any and all obligations thereunder, together with any related documents and materials reasonably requested by Purchaser;

(g) Resignation of Directors and Officers. On or prior to the Closing, all directors and officers of the Companies and their Subsidiaries shall have resigned or been terminated from such positions;

(h) Auro Coexistence Agreement. Parent and Purchaser and their respective Subsidiaries parties thereto shall have executed the Auro Coexistence Agreement;

(i) Transition Services Agreement. Sellers and Purchaser shall have executed the Transition Services Agreement; and

(j) No Material Adverse Effect. Since the date of this Agreement, no change, event, occurrence, condition or development shall have occurred that, either individually or in the aggregate with other changes, event, occurrences, conditions or developments, has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE 8

INDEMNIFICATION

SECTION 8.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive until the twelve-month anniversary of the Closing; provided, however, that Sections 3.7 and 4.6 shall survive until the third year anniversary of the Closing; provided further that Section 3.6 shall survive until the fifth year anniversary of the Closing; provided, further that Section 3.6(a), to the extent that it covers Liabilities related to the Included Assets (other than trade payables) shall survive only until the one year anniversary of the Closing Date; provided further that Sections 3.9 and 3.13 shall survive until the expiration of the applicable statute of limitations; provided further that Sections 3.1, 3.2 and 4.1 shall survive indefinitely; and provided further that Section 3.10 and any other representation and warranty to the extent that it covers the Arrow Intellectual Property, including the use thereof, or any Arrow License shall survive until the one year anniversary of the Closing. The indemnification obligations of the Parties hereto for any breach of a representation or warranty described in Articles 3 and 4 of this Agreement shall terminate upon the end of the survival period applicable to such representation and warranty as set forth in this Section 8.1, provided, however, that any claims made by a Party under Sections 8.2 and 8.3 hereof in accordance with the terms of Article 8 prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to this Article 8.

SECTION 8.2. Indemnification by CAC. (a) From and after the Closing Date, subject to the terms and conditions of this Article 8, CAC shall defend, indemnify and hold Purchaser, its respective Affiliates, and each of their respective officers, directors, employees and agents, including the Companies from and after the Closing (collectively, the "Purchaser Indemnified Parties"), harmless from and against any and all actual losses, liabilities, fines, penalties, damages, judgments, orders, decrees, settlements and expenses, including reasonable attorneys' fees and disbursements incurred by any of the Purchaser Indemnified Parties (hereinafter "Purchaser Losses") which relate to or arise out of:

(i) any breach of any of the representations and warranties contained in Article 3 hereof or in any certificate delivered hereunder by the Sellers (other than Section 3.13, which shall be governed exclusively by Article 6);

(ii) any breach of any of the covenants, agreements or undertakings by the Sellers contained in this Agreement, including, but not limited to, Article 8 (other than Section 5.1(a)(vi), which shall be governed exclusively by Article 6);

(iii) any violation of, or other Liability imposed under, any applicable Environmental Law prior to the Closing Date by either of the Companies or any Release of Hazardous Substances prior to the Closing Date; or

(iv) the Assumed Liabilities.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) except for any Loss or Losses (A) incurred in connection with enforcing Article 8, or (B) relating to the Andalusia Property, no Losses may be claimed under Section 8.2(a)(i) (other than in connection with a breach of the representations and warranties contained in Section 3.10 hereof) by Purchaser or shall be indemnified against by CAC thereunder with respect to Losses for any single breach or series of related breaches that do not exceed $25,000 until the amount of such Losses against which Purchaser is entitled to be indemnified exceeds $250,000 (the "Deductible") (it being understood that any Loss claimed under Section 8.2(a)(i) (other than in connection with a breach of the representations and warranties contained in Section 3.10 hereof), whether or not in excess of $25,000, shall be counted towards the Deductible);

(ii) except for any Loss or Losses incurred in connection with enforcing Article 8, no Losses may be claimed under Section 8.2(a)(i) in connection with a breach of the representations and warranties contained in Section 3.10 hereof by Purchaser or shall be indemnified against by CAC thereunder, (x) until the amount of Losses against which Purchaser is entitled to be indemnified (without regard to the limitation set forth in the following clause (y)) exceeds $1,000,000 and (y) with respect to Losses for any single breach or series of related breaches that do not exceed $25,000;

(iii) except for any Loss or Losses incurred in connection with enforcing Article 8, the indemnification obligations of CAC for Losses claimed by Purchaser under (A) Section 8.2(a)(i) shall terminate as provided in Section 8.1, (B) Sections 8.2(a)(ii) shall terminate on the fifth anniversary of the Closing (other than the indemnification obligations of CAC for Losses claimed by Purchaser in connection with any breach of the covenants, agreements or undertakings by the Sellers contained in Section 5.2(h), which indemnification obligations shall survive indefinitely) and (C) Sections 8.2(a)(iii) and (iv) shall survive indefinitely;

(iv) CAC shall not be liable for consequential, incidental, lost profits, punitive, indirect or special damages, except to the extent they are indemnifiable under this Article 8 and imposed upon the Companies by a third party;

(v) CAC shall not be liable for any Losses to the extent they arise from or are increased by the intentional or willful misconduct, gross negligence or bad faith of Purchaser or its Affiliates (including the Companies) after the Closing Date; and

(vi) the maximum amount of Losses for which CAC shall be liable with respect to a Claim under Section 8.2(a)(i) in connection with a breach of the representations and warranties contained in Section 3.10 hereof shall not exceed the Purchase Price.

SECTION 8.3. Indemnification by Purchaser. (a) From and after the Closing Date, subject to the terms and conditions of this Article 8, Purchaser shall defend, indemnify and hold Sellers, their respective Affiliates, and each of their respective officers, directors, employees and agents (collectively, the "Seller Indemnified Parties") harmless from and against any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney's fees and disbursements incurred by any of the Seller Indemnified Parties (hereinafter "Sellers Losses"; together with Purchaser Losses, "Losses") which arise out of:

(i) any breach of any of the representations and warranties by Purchaser contained in Article 4 hereof or in any certificate delivered hereunder by Purchaser;

(ii) any breach of any of the covenants, agreements or undertakings by the Purchaser contained in this Agreement, including, but not limited to, Article 8; or

(iii) the ownership, operation or use of the Business exclusively after the Closing.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) except for any Loss or Losses incurred in connection with enforcing Article 8, no Losses may be claimed under Section 8.3(a)(i) by Sellers or shall be indemnified against by Purchaser thereunder, other than Losses for any single breach or series of related breaches in excess of $25,000;

(ii) except for any Loss or Losses incurred in connection with enforcing Article 8, the indemnification obligations of Purchaser for Losses claimed by Sellers under (A) Section 8.3(b)(i) shall terminate as provided in Section 8.1, (B) Section 8.3(a)(ii) shall terminate on the fifth anniversary of the Closing and (C) Section 8.3(a)(iii) shall survive indefinitely;

(iii) Purchaser shall not be liable for consequential, incidental, lost profits, punitive, indirect or special damages, except to the extent they are indemnifiable under this Article 8 and imposed upon Sellers by a third party; and

(iv) Purchaser shall not be liable for any Losses to the extent they arise from or are increased by the intentional or willful misconduct, gross negligence or bad faith of Sellers after the Closing Date.

SECTION 8.4. Indemnification Procedures. (a) All claims for indemnification by any of the Purchaser Indemnified Parties or any of the Seller Indemnified Parties (the "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Article 8. In the event that any Claim for which the party from whom indemnification is sought (an "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party or any event or condition occurs or comes to the attention of the Indemnified Party that could reasonably lead to such a Claim, such Indemnified Party shall promptly, but in no event more than 10 days following such Indemnified Party receiving of such Claim or such event or condition occurring or coming to the attention of the Indemnified Party, notify the Indemnifying Party of such Claim or event or condition (the "Claim Notice"); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have 20 days from receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Claim; provided that (i) if the Claim relates to any Arrow Intellectual Property, then Purchaser shall be entitled to assume the defense thereof whether it is the Indemnified Party or the Indemnifying Party; or (ii) if the Claim relates to any Excluded Assets, Assumed Liabilities or any matters unrelated to the Business, then Sellers shall be required to assume the defense thereof whether it is the Indemnified Party or Indemnifying Party. Notwithstanding anything to the contrary contained herein, if, however, the Indemnified Party determines, based on advice of counsel, that representation by the Indemnifying Party's counsel of both the Indemnified Party and the Indemnifying Party would present such counsel with a conflict of interest, or that the Indemnifying Party is pursuing a defense in conflict or inconsistent with defenses or Claims that may be available to the Indemnified Party with respect to such Claim, the Indemnified Party may employ separate counsel to represent it or defend it with respect to any such Claim and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel. Except as herein provided, in the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right and authority to defend the Indemnified Party and shall have the sole power to direct and control such defense with counsel of its choice and, subject to Section 8.4(b), to settle or compromise any such Claim.

(b) If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a Claim for which it seeks or may seek to be indemnified by the Indemnifying Party without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects not or fails to defend the Indemnified Party against such Claim, then the Indemnified Party may undertake such defense, subject to the right of the Indemnifying Party at any time to assume the defense and provided that the Indemnified Party shall not settle such Claim without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and the amount of any such Claim or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (so long as, in either case, it is a Claim in respect of which indemnification is available hereunder), together with, in each case, the fees and expenses of the Indemnified Party, incurred in the defense of such Claim, shall be the liability of the Indemnifying Party hereunder. The Indemnifying Party shall not settle any third party claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement includes an unconditional release of the Indemnified Party, solely involves the payment of monetary damages and expressly states that no admission of liability or wrongdoing is made thereby. The Indemnified Party will cooperate with the Indemnifying Party and will give the Indemnifying Party and its counsel reasonable access to the Indemnified Party's premises and relevant business records and other documents, and all employees, counsel, accountants and other agents and representatives of the Indemnified Party. Each Indemnified Party shall use all reasonable efforts to take or cause to be taken all reasonable steps to avoid or limit the liability of an Indemnifying Party under this Agreement and to mitigate the amount of any such liability.

SECTION 8.5. Exclusive Remedies; Indemnification Calculations and Limits. (a) From and after the Closing, except with respect to Losses arising out of fraud or intentional misrepresentation or breach by the Sellers (or the Companies prior to the Closing) and except with respect to Taxes, which shall be governed exclusively by Article 6, the remedies set forth in this Article 8 shall be exclusive and in lieu of any other remedies that may be available to the Purchaser or the Sellers, including under any other agreement or pursuant to any statutory or common law, with respect to any Losses or any other monetary damages, costs or expenses of any kind or nature or any other claim or remedy directly or indirectly resulting from, arising out of or relating to any of this Agreement (including alleged breaches of any representation, warranty, covenant or other term or provision or for any alleged misrepresentation), the transactions contemplated hereby, the Shares or the business, operations, assets, properties and liabilities of the Companies. None of the Parties' affiliates (other than the Parties hereto) or their respective employees, officers, directors, agents and representatives, shall have any liability to any other Party for any breach or alleged breach of any representation, warranty, covenant or other term or provision or for any alleged misrepresentation. Notwithstanding the foregoing, nothing herein shall preclude a party from bringing any action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any action for fraud or intentional misrepresentation.

(b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

(c) The survival periods set forth in this Article 8 shall not affect any Claim made prior to the expiration date of the applicable survival periods.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1. Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of Purchaser and Sellers;

(b) by Purchaser if the Closing shall not have occurred on or before January 31, 2005 (the "Termination Date"), unless the absence of such occurrence shall be due to the failure of Purchaser to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing; provided, however, that if the requisite waiting period (and any extension thereof) under the HSR Act shall not have expired on or before January 31, 2005, the Termination Date shall be February 28, 2005;

(c) by Sellers if the Closing shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of any Seller to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing; provided, however, that if the requisite waiting period (and any extension thereof) under the HSR Act shall not have expired on or before January 31, 2005, the Termination Date shall be February 28, 2005;

(d) by Purchaser or by Sellers if the other breaches a covenant or agreement set forth in this Agreement so that the conditions to the respective Party's obligations set forth in Sections 7.1 and 7.2, respectively, would not be satisfied, unless such breach is capable of being cured prior to termination pursuant to Section 9.1(b) or 9.1(c), as the case may be, and the Party in breach is using all reasonable efforts to cure such breach.

SECTION 9.2. Effect of Termination. In the event of the termination of this Agreement as provided above, there shall be no further liability or obligation on the part of any of the Parties except as set forth in Sections 5.6 and 5.8; provided that such termination shall not relieve any Party from any liability resulting from a breach of its obligations hereunder and that, as soon as practicable following termination, the Parties shall use all reasonable efforts to agree on and release a joint public announcement of the termination.

SECTION 9.3. Extension/Waiver. At any time, a Party may: (i) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by another Party; (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the conditions to the obligations of a Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No such waiver shall be operative as a waiver of any other or subsequent requirement of this Agreement.

SECTION 9.4. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of Purchaser and the Sellers.

ARTICLE 10

GENERAL PROVISIONS

SECTION 10.1. Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or equity.

SECTION 10.2. Governing Law and Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any Claim arising out of or relating to this Agreement brought by any Party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(b) Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.2(b).

SECTION 10.3. No Third Party Beneficiaries. Except as set forth in Article 8 or as explicitly otherwise stated, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties other than by operation of law or otherwise without the express prior written consent of the other Parties, except that Purchaser or the Sellers may at any time assign any or all of their respective rights or obligations hereunder to one of their respective wholly owned Subsidiaries (but no such assignment shall relieve Purchaser or the Sellers, as the case may be, of any of their respective obligations under this Agreement). This Agreement shall be binding upon the respective successors and assigns of any of the Parties, and in the case of CAC and Purchaser, any acquirer of all or substantially all of the assets of CAC or Purchaser, as the case may be.

SECTION 10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

SECTION 10.6. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the day of delivery thereof, and can be sent by reputable overnight delivery service that requires a signature on delivery, by facsimile machine with telephonic confirmation of receipt to the Persons identified below, or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

(a) If to Purchaser:

Phillips-Van Heusen Corporation

200 Madison Avenue

New York, NY 10016
Facsimile: 212-381-3970

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: 212-403-2000

Attn: Andrew J. Nussbaum, Esq.

(b) If to the Sellers:

Cluett American Corp.

c/o Gold Toe Brands, Inc.

940 Golf House Road West

Suite 200

Whitsett, NC 27377
Facsimile: 336-229-3936

Attn: General Counsel

with copies (which shall not constitute notice) to:

Vestar Capital Partners

245 Park Avenue

41st Floor

New York, NY 10167

Facsimile: 212-808-4922

Attn: General Counsel

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Facsimile: (212) 455-2502

Attn: Michael D. Nathan, Esq.

(c) If to Parent:

Cluett American Group, Inc.

c/o Gold Toe Brands, Inc.

940 Golf House Road West

Suite 200

Whitsett, NC 27377
Facsimile: 336-229-3936

Attn: General Counsel

with copies (which shall not constitute notice) to:

Vestar Capital Partners

245 Park Avenue

41st Floor

New York, NY 10167

Facsimile: 212-808-4922

Attn: General Counsel

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Facsimile: (212) 455-2502

Attn: Michael D. Nathan, Esq.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.6.

SECTION 10.7. Entire Agreement; Conflicts. This Agreement, the Auro Coexistence Agreement and the Transition Services Agreement, together with each of the Schedules and Exhibits hereto, constitutes the entire agreement among the Parties hereto with respect to the matters covered hereby and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings among the Parties, with respect to the matters discussed herein.

SECTION 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.9. No Strict Construction. The language this Agreement uses shall be deemed to be the language the Parties hereto have chosen to reflect their mutual intent and embodies the fruits of negotiations between equally sophisticated parties. No rule of strict construction or presumption based upon the Party that has drafted this Agreement or any provision hereof shall be applied against any Party hereto.

SECTION 10.10. Guarantee by Parent.

(a) Parent hereby irrevocably and unconditionally guaranties to Purchaser the due and punctual performance by CAC of all of their obligations under Section 5.2(h) and Article 8 hereof.

(b) Parent hereby agrees that its obligations hereunder shall be absolute, present, continuing and unconditional, irrespective of the validity, regularity or enforceability of this Agreement or any legal or equitable defense or right available to CAC under or with respect thereto, or by any modification, supplement, extension or amendment of the this Agreement, by any modification or other alteration of any obligation hereby guaranteed or by any agreement or arrangement whatsoever with CAC or anyone else.

(c) Parent agrees that the liability of the Parent hereunder is primary and may be enforced by Purchaser before, concurrently or after proceeding against CAC.

(d) This Section 10.10 shall be binding upon the respective successors and assigns of Parent and any acquiror of all or substantially all of the assets of Parent.

* * * * * * * *

[Signature pages following]

In Witness Whereof, the undersigned have caused this Agreement to be executed and delivered by their officers thereunto duly authorized as of the date first above written.

In Witness Whereof, the undersigned have caused this Agreement to be executed and delivered by their officers thereunto duly authorized as of the date first above written.

Cluett American Corp.

By: /s/ Joseph Neely

Name: Joseph Neely

Title: President

Consumer Direct Corporation

By: /s/ Joseph Neely

Name: Joseph Neely

Title: President

Cluett Peabody Holding Corp.

By: /s/ Joseph Neely

Name: Joseph Neely

Title: President

Phillips-Van Heusen Corporation

By: /s/ Mark D. Fischer

Name: Mark D. Fischer

Title: Vice President

Cluett American Group, Inc.

(with respect to Section 10.10 only)

By: /s/ Joseph Neely

Name: Joseph Neely

Title: President